Exhibit 15
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                         Independent Accountants' Report
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Ranger Industries, Inc. and Subsidiaries
St. Petersburg, Florida

We have reviewed the accompanying condensed consolidated balance sheet of Ranger Industries, Inc. and Subsidiaries as of June 30, 2001, and the related condensed consolidated statements of operations and cash flows for the three and six months ended June 30, 2001 and 2000 and for the period from inception through June 30, 2001. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.


                                            /s/  Aidman, Piser & Company, P.A.
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                                                 Aidman, Piser & Company, P.A.


August 14, 2001
Tampa, Florida